Exhibit 10.30
EXECUTIVE RETIREMENT AGREEMENT
     This Retirement Agreement is entered into this 4th day of February, 2008, by and between HearUSA, Inc. (the “Company”) and Paul A. Brown, M.D. (“Brown”) (collectively the “Parties”).
     WHEREAS, Company provides hearing care to patients primarily through hearing care centers offering a complete range of hearing care products, with operations in the United States and Ontario, Canada;
     WHEREAS, Brown is the founder of the Company, has been an officer and employee of the Company since its formation and has served on the Company’s Board of Directors, most recently serving in the position of Chairman of the Board pursuant to an Employment Agreement made as of August 31, 2005;
     WHEREAS, as part of the Company’s succession planning, Brown desires to resign from his service as an executive and employee of the Company;
     WHEREAS, on the terms and conditions set forth below, the Parties desire to provide for the terms of Brown’s retirement as an executive and employee of the Company.
     NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties enter into this Agreement and agree as follows:
1. Termination of Employment Agreement
     Effective on the date hereof, the Parties hereby terminate the Employment Agreement. Such termination in no way shall effect Brown’s service as a director on the Company’s Board of Directors.
2. Separation Payments
     The Company shall pay to Brown a sum equal to three times Brown’s current base salary of $240,000, which amount shall be payable in equal monthly installments, less applicable withholding, over three years commencing February 1, 2008 and ending January 1, 2011 (subject to the terms set out herein). The payments made on or after February 1, 2008, but on or before March 15, 2009, shall each be deemed to be a separate payment qualifying under the short-term deferral rule for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the payments made after March 15, 2009 shall each be deemed to be a separate payment for purposes of Section 409A of the Code.
3. Continuation of Benefits
     During the thirty-six (36) months following Brown’s termination of employment, Brown shall be entitled to continue to receive the health and life insurance benefits he enjoyed while employed by the Company immediately prior to the termination of his Employment Agreement as provided herein; provided, however, that in the event Brown’s participation in any such employee benefit plan or program is barred, the Company shall arrange to provide Brown with substantially similar benefits.
     Brown acknowledges that (i) a “qualifying event” within the meaning of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) occurred with respect to Brown on the date hereof (the “termination date”), as a result of which Brown would lose coverage under the Company’s group health plan as of February 28, 2008; (ii) Brown has received timely written notice of his right to elect to receive continuation coverage under said group health plan pursuant to COBRA (“COBRA Coverage”) after March 1, 2008) (following end of coverage); and (iii) in consideration of the terms of this Agreement, Brown has waived his right to receive COBRA Coverage.
4. Acceleration of Unvested Stock Options and Exercise of Vested Stock Options
     The Company and Brown agrees that, notwithstanding any term to the contrary in option grant agreements, all stock options issued to Brown prior to the termination of the Employment Agreement which were outstanding but unvested, shall immediately vest and Brown shall be entitled to exercise any stock options vested on the date of this Agreement by virtue of this Agreement or otherwise for a period equal to the shorter of (i) thirty-six (36) months from the date of this Agreement, or (ii) the expiration date of such option.
5. Public Announcement
     The Parties shall mutually agree upon an appropriate press release to disclose the fact of Brown’s retirement as an executive of the Company. Until the issuance of such press release, Brown agrees to maintain as confidential and not disclose orally or in writing, directly or indirectly, to any person any information concerning his employment with or retirement from the Company, including any information about the terms of this Agreement. Thereafter, Brown and the Company agree to limit disclosures to the information contained in the press release and any Current Report on Form 8-K which may be required to be filed upon the execution of this Agreement. Nothing herein shall preclude Brown from disclosing the terms of this Agreement to his accountant, legal counsel, insurer or tax advisors; provided that such accountant, legal counsel, insurer or tax advisors are advised of and agree to be bound by the provisions of this paragraph and that Brown acknowledges that he will be responsible for any violation of the terms of this paragraph by any of those persons. Brown acknowledges his responsibilities under the federal securities laws to maintain as confidential all material nonpublic information about the Company and that the information concerning the fact and terms of this Agreement may be deemed to be material nonpublic information until fully disclosed by the Company pursuant to its Corporate Communications Policy.
6. Confidential Information, Non-Solicitation
     Brown acknowledges and agrees that certain obligations set forth in the Employment Agreement survive the termination of his employment, notwithstanding the termination of the Employment Agreement. Specifically, Brown agrees as follows:

(a)	Third party confidentiality. Brown acknowledges that the Company has disclosed that it was subject to duties to third parties to maintain information in confidence and secrecy. Brown agrees to continue to be bound by any such duties owed by the Company to any third party.

(b)	Confidentiality. Brown acknowledges that his work for the Company brought him into close contact with various confidential business data of the Company, its contracting parties, affiliates and customers not readily available to the public. Accordingly, Brown:
(i)	covenants and agrees that on and after the date hereof, on any basis for any reason, Brown shall not use or disclose to anyone, whether or not for his benefit or otherwise, any confidential matters (collectively, “Confidential Matters”) concerning the Company or its suppliers, consultants, agents, other contracting parties or customers, whether such customers are deemed former, current or potential customers (collectively, the “Clients”), including without limitation all confidential technical information of the Company, secrets, trade secrets, proprietary software, copyrights, customer lists, lists of employees, confidential evaluations, mailing lists, details of consultant contracts, pricing policies, sales data and reports, margins, operational methods and processes, plans, financial information and other confidential business affairs, learned by Brown concerning the Company, its clients or a third party, including without limitation any subsidiaries, partners, affiliates, shareholders, employees, lenders, suppliers, consultants, agents or joint venture partners of the Company (collectively “Affiliates”); and

(ii)	covenants and agrees that (A) all confidential memoranda, notes, lists (including, without limitation, mailing and client lists), records and other confidential documents, whether in written, electronic or other form (and all copies thereof) made or compiled by Brown or made available to him concerning the Company, its clients and any Affiliates are the sole property of the Company, and (B) if such documents are in the possession or control of Brown, Brown shall deliver them, without retaining any copies thereof, to the Company upon a request to him by the Company.

(iii)	The provisions of subparagraph (b)(i) above shall not apply to any information that: (1) is publicly available or becomes publicly available through no act or fault of Brown; (2) is made known to Brown by a third party who did not obtain it directly or indirectly from the Company; (3) is independently developed by Brown without use of the Company’s information as evidence by credible written records of Brown; or (4) is information required to be disclosed by operation of law, governmental regulation or court order provided that, if Brown determines that such disclosure might be required, Brown will promptly notify the Company and provide the Company, to the extent practicable, an opportunity to seek a protective order or other appropriate remedy to prevent such disclosure.
(c)	Non-Solicitation. Brown agrees that for a period of one year from the date of termination, he shall not, directly or indirectly, alone or in concert with others, (i) solicit or encourage any employee of the Company, or an employee of any person or entity with which the Company has an agreement through which the Company and the person or entity are to act in concert with respect to the business of the Company, to leave their respective employment or (ii) hire any employee of the Company.
7. Key Man Life Insurance
     The parties acknowledge that the Company currently owns a term life insurance policy on the life of Brown naming the Company as beneficiary. In light of Brown’s retirement, the Company agrees to cancel the policy or, at Brown’s request, transfer the policy to Brown at Brown’s sole cost and expense. Brown agrees to assume any and all premiums associated with such policy in the event he elects to have the Company transfer the policy to him.
8. Future Cooperation
     Brown agrees to execute any other writings and/or documents consistent with this Agreement and reasonably necessary to effectuate the terms of this Agreement. In addition, Brown will comply with all reasonable requests from the Company for assistance and/or information in connection with any matters and/or issues relating to or encompassed within the duties and responsibilities of Brown’s employment, including without limitation, consulting with any of the employees and/or attorneys of the Company with respect to, and/or appearing as a witness in, any dispute, controversy, action or proceeding of any kind. Reasonable out-of-pocket expenses actually incurred by Brown in connection with his compliance with this paragraph will be reimbursed to Brown by the Company.
9. Return of Company Property
     Brown agrees to return to the Company on its request all property of the Company in his possession or over which he retained control such as keys, computers, cell phones, credit cards, access cards, records, documents and files and all copies and recordings thereof.
10. Entire Agreement and Severability
     This Agreement constitutes the sole and complete understanding and agreement between the Parties with respect to the matters set forth herein, and there are no other agreements or understandings, whether written or oral and whether made during the course of negotiating this Agreement or otherwise, with respect to the matters set forth herein. The Parties acknowledge that, in executing this Agreement, they are not relying on any representation or statement made to them by any person other than as set forth herein. No term, condition, covenant, representation or acknowledgment contained in this Agreement may be amended unless in a writing signed by the Parties. If any section of this Agreement is determined to be void, voidable or unenforceable, it shall have no effect on the remainder of the Agreement which shall remain in full force and effect.
11. Governing Law
     This Agreement shall in all respects be subject to, governed by and enforced and construed pursuant to and in accordance with the laws of the State of Delaware, without regard to and excluding its choice of law rules.
12. Binding Agreement and Execution
     This Agreement shall be binding upon and inure to the benefit of the successors, heirs, devisees, legatees, executors, administrators, assignees, trustees, affiliates and parent companies of each of the Parties as provided for herein. In the event of Brown’s death prior to the completion of payments to Brown as provided in Paragraph 2, such payments will be payable to Brown’s executors, administrators or heirs as may be the case. In the event of Brown’s death prior to the exercise of options as contemplated by Paragraph 4, Brown’s executors, administrators or heirs, as may be the case, may exercise such options as contemplated by the Plan(s) pursuant to which such options were granted for the period provided in Paragraph 4. This Agreement may be executed in one or more counterparts. The several executed counterparts shall be considered an original and shall be binding on the Parties.
13. Miscellaneous
          a. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.
          b. As used in this Agreement, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.
          c. No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement.
     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

Date: 2/4/2008	/s/ Paul A. Brown, M.D.
Paul A. Brown, M.D.

Date: 2/4/2008	HearUSA, Inc.
	By:	/s/ Stephen J. Hansbrough
		Name/Title:	Stephen J. Hansbrough
President and Chief Executive Officer